Leader Funds Trust 485BPOS

Exhibit 99(h)(1)

GRYPHON CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made on June 16, 2022 (the “Effective Date”), between Leader Funds Trust (the “Trust”) and Gryphon Fund Group, LLC (“Gryphon”), an independent Gryphon, with a principal place of business at 3900 Park East Drive, Beachwood, Ohio 44122.

ARTICLE I. TERM OF CONTRACT.

This Agreement will become effective on the Effective Date and will continue in effect until the conversion of Trust’s fund administration, accounting, and transfer agency services from Ultimus Fund Solutions, LLC to Gryphon or until terminated as provided in this Agreement.

ARTICLE II. SERVICES TO BE PERFORMED BY GRYPHON.

2.1.	Specific Services. Gryphon agrees that Christopher MacLaren, Managing Member at Gryphon, will serve as the Treasurer of the Fund and participate in any fair valuation determinations outlined in the Trust’s policies and procedures. Gryphon warrants that Mr. MacLaren is qualified to perform the Services and that the Services will be performed in a professional, timely, and workmanlike manner.

2.2.	Method of Performing Services. Gryphon will determine the method, details, and means of performing the above-described services.

2.3.	Gryphon’s Performance of Services. Gryphon shall perform its obligations hereunder in compliance with the terms of this Agreement, and all applicable laws and regulations, and in accordance with Trust’s policies and procedures. Gryphon shall devote such working time and attention to the performance of the services as required to satisfy all duties and responsibilities required of Gryphon.

2.4.	Status of Gryphon. Gryphon enters into this Agreement, and will remain throughout the term of the Agreement, as service provider to the Trust. This Agreement does not in any way create any type of partnership, association, joint venture, or other business relationship. Gryphon agrees that Mr. MacLaren will serve as an officer of the Trust while this Agreement is in effect.

2.5.	Use of Employees or Subcontractors. Gryphon may, at its own expense, use any employees or subcontractors as Gryphon deems necessary to perform the services required of Gryphon by this Agreement. Trust may not control, direct, or supervise Gryphon’s employees or subcontractors in the performance of those services.

ARTICLE III. COMPENSATION.

3.1.	Compensation. In full consideration for the Services described in this agreement to be performed by Gryphon, Trust agrees to pay Gryphon $1,000 per Fair Valuation Committee meeting or similar event, subject to a monthly minimum of $1,500.

3.2.	Date for Payment of Compensation. Gryphon will invoice the Trust monthly in arrears and payment will be due within 30 days of the Trust receiving the invoice.

3.3.	Payment of Expenses. Gryphon will be responsible for all expenses incurred in performing services under this Agreement. Compensation paid to Gryphon is in full consideration of any Services performed and any expenses incurred while performing said Services.

ARTICLE IV. OBLIGATIONS OF GRYPHON.

4.1.	Non-Exclusive Relationship. Gryphon may represent, perform services for, and contract with as many additional clients, persons, or companies as Gryphon, in its sole discretion, sees fit.

4.2.	Time and Place of Performing Work. Gryphon may perform the services under this Agreement at any suitable time and location it chooses, subject to the requirements of the Trust’s policies and procedures.

4.3.	Tools, Materials, and Equipment. Gryphon will supply all tools, materials, and equipment required to perform the services under this Agreement.

4.4.	Liability Insurance. Gryphon agrees to maintain a policy of insurance in the minimum amount of $1,000,000 to cover any grossly negligent acts or omissions committed by Gryphon or Gryphon’s employees or agents during the performance of any duties under this Agreement. Gryphon further agrees to indemnify and hold Trust free and harmless from all claims arising from any such grossly negligent act or omission. The Trust agrees that any employee or principal of Gryphon will be covered by the Trust’s insurance policies, including its Directors & Officers and Errors & Omissions policies.

4.5.	Gryphon’s Qualifications. Gryphon represents that Mr. MacLaren has the qualifications and skills necessary to perform the services under this Agreement in a competent, professional, and workmanlike manner, without the advice or direction of Trust. This means Gryphon can fulfill the requirements of this Agreement. Failure to perform all the services required under this Agreement constitutes a material breach of the Agreement. Gryphon has complete and sole discretion for how the work under this Agreement will be performed.

4.6.	Indemnity. Each party (the “Indemnifying Party”) agrees, at its own expense, to indemnify, defend, and hold the other party and its officers, directors, employees and agents (the “Indemnitees”) free and harmless from all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, attorneys’ fees, and costs, that an Indemnitee may incur as a result of a breach by the Indemnifying Party of any representation or agreement contained in this Agreement or in connection with any act or omission of the Indemnifying Party in connection with the provisions of the services hereunder.

4.7.	Assignment. Neither this Agreement nor any duties or obligations under this Agreement can be assigned by either party without the prior written consent of the other party.

ARTICLE V. OBLIGATIONS OF TRUST.

5.1.	Cooperation of Trust. Trust agrees to comply with all reasonable requests of Gryphon and provide access to all documents reasonably necessary to the performance of Gryphon’s duties under this Agreement.

5.2.	Assignment. Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Trust without the prior written consent of Gryphon, except for an assignment carried out as part of a merger, restructuring, or reorganization, or as a sale or transfer of all or substantially all of Trust’s assets.

ARTICLE VI. TERMINATION OF AGREEMENT.

6.1.	Expiration of Agreement. This Agreement will continue in effect until either the conversion of the Trust’s fund administration, accounting, and transfer agency services to Gryphon, or September 30, 2022, whichever is the earlier date. Either party may terminate this Agreement for any reason on 10 days’ written notice.

6.2.	Termination on Occurrence of Stated Events. This Agreement will terminate automatically on the occurrence of any of the following events:

(a)	Bankruptcy or insolvency of either party.

(b)	Sale of the business of either party.

(c)	Death of either party.

(d)	Possible violation of federal securities laws by either party.

(e)	Dissolution of the Trust.

6.3.	Termination for Default. If either party defaults in the performance of this Agreement or materially breaches any of its provisions, the non-breaching party may terminate this Agreement by giving written notification to the breaching party. Termination will take effect immediately on receipt of notice by the breaching party or five days after mailing of notice, whichever occurs first. For the purposes of this paragraph, material breach of this Agreement includes, but is not limited to, the following:

(a)	Trust’s failure to pay Gryphon any undisputed compensation due within 30 days after written demand for payment.

(b)	Gryphon’s failure to perform the services specified in Paragraph 2.1 above.

(c)	Gryphon’s material breach of any representation or agreement contained in Paragraph 4.7.

(d)	Trust’s material breach of any representation or agreement contained in this Agreement.

ARTICLE VII. PROPRIETARY RIGHTS.

7.1.	Confidential Information. Any written, printed, graphic, or electronically or magnetically recorded information furnished by Trust for Gryphon’s use are the sole property of Trust. This proprietary information includes, but is not limited to, customer requirements, customer lists, marketing information, and information concerning Trust’s employees, products, services, prices, operations, and subsidiaries.

Gryphon will keep this confidential information in the strictest confidence and will not disclose it by any means to any person except with Trust’s approval, and only to the extent necessary to perform the services under this Agreement. This prohibition also applies to Gryphon’s employees, agents, and subcontractors. At no time will Gryphon use any of the Trust’s confidential information for any purpose other than for the benefit of the Trust in connection with the performance of the Services hereunder. On termination of this Agreement or at any time upon Trust’s request, Gryphon will return any confidential information and any reproductions or copies thereof in its possession or control to Trust.

ARTICLE VIII. GENERAL PROVISIONS.

8.1.	Notices. Any notices required to be given under this Agreement from either party to the other shall be in writing and shall be transmitted either by (i) registered mail, (ii) certified mail, return receipt requested, or (iii) overnight mail, addressed to the party to be notified at the following address or to such other address (or person) as such party shall specify by like notice hereunder:

Trust:

315 W. Mill Plain Blvd., Suite 204

Vancouver, WA 98660

Attention: President

Copy to:

FinTech Law, LLC

6224 Turpin Hills Dr.

Cincinnati, Ohio 45244

Attn: Bo J. Howell

Gryphon:

3900 Park East Drive

Beachwood, Ohio 44122

Attention: Chris MacLaren

8.2.	Entire Agreement; Modifications. This Agreement supersedes all agreements, either oral or written, between the parties with respect to the rendering of services by Gryphon for Trust and contains all the representations, covenants, and agreements between the parties with respect to the rendering of those services. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not contained in this Agreement, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding. Any modification of this Agreement will be effective only if it is in a writing and signed by an authorized representative of the party to be charged.

8.3.	Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will continue in full force and effect without being impaired or invalidated in any way.

8.4.	Arbitration. Any dispute, controversy or claim arising out of or related in any to this Agreement or any services performed hereunder which cannot be amicably resolved by the parties shall be solely and finally settled by arbitration administered by the American Arbitration Association in accordance with its commercial arbitration rules. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall take place before a panel of three arbitrators sitting in Cincinnati, Ohio. The language of the arbitration shall be English. The arbitrators will be bound to adjudicate all disputes in accordance with the laws of the State of Ohio. The decision of the arbitrators shall be in writing with written findings of fact and shall be final and binding on the parties. Each party shall bear its own costs relating to the arbitration proceedings irrespective of its outcome. This section provides the sole recourse for the settlement of any disputes arising out of, in connection with, or related to this Agreement.

8.5.	Attorneys’ Fees. If either party incurs any legal fees associated with the enforcement of this Agreement or any rights under this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and any court, arbitration, mediation, or other litigation expenses from the other party.

8.6.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of laws principles.

8.7.	Force Majeure. Neither Party shall be liable hereunder for any failure or delay in the performance of its obligations under this Agreement, except for the payment of money, if such failure or delay is on account of causes beyond its control, including labor disputes, civil commotion, war, fires, floods, inclement weather, governmental regulations or controls, casualty, government authority, strikes, pandemics, epidemics, local disease outbreaks, public health emergencies, or acts of God, in which event the non-performing party shall be excused from its obligations for the period of the delay and for a reasonable time thereafter. Each party shall use reasonable efforts to notify the other party of the occurrence of such an event within [three (3)] business days of its occurrence.

8.8.	Waiver; Rights Cumulative. No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving party. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or modification of such provision, or impairment of its right to enforce such provision or any other provision of this Agreement thereafter. The rights and remedies of the parties herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or equity.

8.9.	Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute the same instrument, without necessity of production of the others.

In witness whereof the parties hereto have executed this Agreement on the date set forth below.

LEADER FUNDS TRUST

By:
Name:	John Lekas
Title:	President

Date:	06 / 22 / 2022

GRYPHON FUND GROUP

By:
Name:	Chris MacLaren
Title:	Managing Member

Date:	06 / 16 / 2022